Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement No. 2-93928 and No. 33-40028 on Form S-8 for J.B. Hunt Transport Services, Inc. of our report dated March 11, 2005, with respect to the related consolidated statements of earnings, stockholders’ equity and cash flows of J.B. Hunt Transport Services, Inc. and subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2006, annual report on Form 10-K of J.B. Hunt Transport Services, Inc.

/s/ KPMG LLP

Tulsa, Oklahoma
February 26, 2007